Exhibit 99.4

MODIFICATIONS TO PROPERTY LEASE and PARTNERSHIP AGREEMENTS

This MODIFICATIONS TO PROPERTY LEASE and PARTNERSHIP AGREEMENTS (this “Modification”), dated November 27, 2023, is by and between MGT Capital Investments, Inc., a Delaware corporation (“Landlord”), Minerset Holdings LLC, a Delaware limited liability company (“Minerset”), and Minerset Farms Inc., a Delaware corporation (“Tenant”), together the “Parties,” and each, a “Party.”

WHEREAS, Landlord, Minerset, and Tenant are Parties to that certain Property Lease Agreement, and that certain Partnership Agreement, each dated March 16, 2023, (the “Lease” and the “Partnership Agreement,” respectively);

WHEREAS, it is agreed by all Parties that as of the date herein, a total of eleven (11) Spaces and four and one-half (4.5) 2,500 KVA transformers owned by Landlord are being occupied, exceeding the terms of the Lease;

WHEREAS, it is acknowledged by all Parties that as of the date herein, Tenant would like to utilize all such capacity in the foregoing sentence for its cryptocurrency mining operations (the “Excess”);

WHEREAS, it is acknowledged by all Parties that on the date herein, Landlord executed the Transfer and Closing Account and Letter of Credit Request with the Bank of LaFayette (the “Transfer Request”), attached hereto as Appendix A.

WHEREAS, it is further acknowledged by both Parties that Tenant has arranged to pay directly, and to guaranty such payment, its electricity consumption with the City of LaFayette; and,

WHEREAS, Landlord and Tenant desire to modify the Lease and Partnership Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the Parties, and other good and valuable consideration, the undersigned agree as follows:

1.	Tenant will be responsible for all costs required for using the Excess, with the sole exception that Landlord has provided concrete (and/or iron rail) footings, internet connectivity and water connections for the three new Spaces.

2.	Landlord will allow Tenant to place and occupy a 40-foot office trailer on property located between the IT Room and the Repair Facility near the fence line, provided, however, that Tenant activities related to such trailer are conducted at the sole expense of Tenant, and do not interfere with Landlord activities.

3.	Tenant is responsible for the costs of bringing usable electricity to the Excess Spaces. Electricity available to Tenant shall be restricted to a load of approximately 2.0 MW for Transformers 3 and 4, and 1.5 MW for Transformer 5.

4.	Tenant warrants the work performed by its subcontractors, including but not limited to, electrical work, and agrees to pay to Landlord costs of any repair or replacement of Landlord property caused by Tenant or its subcontractors. Without the effect of limiting the scope of this Section 4, it is acknowledged by the Parties that the capacity expansions of Transformers 3 and 4 were effected without manufacturer- recommended busbar extensions.

5.	Tenant shall pay to Landlord $5,000.00 upon execution of this Modification as an addition to the Security Deposit already paid.

6.	Tenant shall pay to Landlord $5,000.00 upon execution of this Modification as full payment for use of the Excess during the months August 2023 through November 2023.

7.	Tenant shall pay Landlord $45,000.00 in total monthly Rental Payments in advance beginning on December 1, 2023.

8.	The following shall be incorporated at the end of Appendix A of the Lease:

a.	It is further acknowledged by the Parties that on or about November 16, 2023 Landlord has executed the Transfer Request, and Tenant has received direct ownership of $251,737.47 from the Bank of LaFayette for the sole use of Tenant. Tenant will immediately wire $21,417.00 to Landlord, reflecting Landlord’s pro rata share of Transfer Request.

9.	The Parties agree that all past references to Minerset shall be replaced with Tenant, and future references shall also refer to Tenant.

10.	The Parties agree that Section 2 of the Partnership Agreement is not binding on either party.

11.	Landlord agrees to continue the issuance to Tenant of 4,000,000 shares of MGTI monthly pursuant to the Partnership Agreement beginning on December 1, 2023.

12.	This Modification may be executed in counterparts (including by facsimile or pdf signature pages or other means of electronic transmission) each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.	All capitalized terms shall retain definitions in the Lease and Partnership Agreement.

14.	All other terms in the Lease and Partnership Agreement remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Modification to be duly executed as of the date first above written.

MGT CAPITAL INVESTMENTS, INC.

By:
Name:	Robert Ladd
Title:	President and CEO

MINERSET FARMS INC.

By:
Name:	Elias Fernandez
Title:	President

MINERSET HOLDINGS LLC

By:
Name:	Elias Fernandez
Title:	Manager

[Signature Page to Modification to Property Lease Agreement, date November 27, 2023]

EXHIBIT A

Transfer and Closing Account and Letter of Credit Request

Date:	November 16, 2023

Account owner:	MGT Capital Investments, Inc.
1862 Thesy Drive
Melbourne, FL 32940

Account Number:	463034

Account Balance:	$251,737.47

Financial Institution:	The Bank of LaFayette
P.O. Box 1149
LaFayette, GA 30728

Lender Contact:	Julie Carter
jcarter@bankoflafayette.com
706.638.2520

I, Robert Ladd, authorize the Bank of LaFayette to issue an official check for the remaining balance of MGT Capital’s above referenced account to Minerset Farm Inc. Please close the account referenced above and Letter of Credit 1009380.

Robert Ladd, President MGT Capital Investments, Inc.